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                                                                    EXHIBIT 10.6

                    [CHAPMAN SPIRA & CARSON LLC LETTERHEAD]

April 10, 2002

Dr. Robert Teague
SureCare
4299 San Felipe
Suite 300
Houston, Texas 77027


Re: Letter Agreement for Investment Banking Services


This letter (the "Letter Agreement") sets forth the arrangements previously discussed whereby Chapman, Spira, & Carson LLC ("CSC") would act as an exclusive investment banker to MediQuik Services, Inc. (SURECARE) and its affiliates or successor corporations or partnerships (collectively referred to as "SURECARE" or the "Company") and endeavor to secure financing to facilitate the Company's growth. The exclusive provision is only applicable upon the Company's execution of an equity financing commitment from a CSC identified Source. This letter Agreement will confirm CSC's engagement by SURECARE on the following terms and conditions:


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1.   Services


CSC will undertake on a best efforts basis to secure for the Company financing via a private placement of debt and/or equity securities or for that matter, any alternative form of financing that the company shall deem acceptable.


2.   Consideration and Term of Engagement

     A. For the purposes of this letter Agreement, a "Source" shall include any and all investors, agents, investment bankers, brokers/dealers, and similar providers of capital including referrals by SURECARE, but excluding immediate family members of the Principal, whether or not introduced to the Company directly by CSC or by the Company. All Sources to which CSC has entitlement will be identified in writing and countersigned by both parties to the agreement. All "sources" of CSC shall remain CSC's possession and should any transaction be consummated within 3 years with a CSC Source, they shall be paid as discussed below.

     B. In consideration of the time and effort required on the part of CSC to enter into the due diligence process and advise the Company regarding potential modifications in SURECARE's corporate and capital structure, and to assist in negotiations with sources, CSC shall have the exclusive right to perform the above described services for the Company for a period of three (3) months from the date of the execution of this Agreement and the execution by the Company of a firm equity financing commitment from a CSC Source, and for such additional period as the Company may be involved in substantive negotiations with one or more Sources procured by CSC. In addition, this time period shall be extended on a month-by-month basis until either party to the agreement cancels. Cancellation shall consist of written notification to either party with 30-days notice. Company will provide CSC with the appropriate non-circumvention and non-disclosure agreement to protect CSC in the event that a transaction is completed with one of its Sources.

3.   Fees and Penalties

SURECARE shall pay CSC eight percent (8%) of the gross amount of capital raised for the first million dollars or any part there of, six and one half percent (6.5%) for the second and third million dollars or any part there of, and five percent (5%) for all dollars thereafter. In addition, SURECARE will issue to CSC a five-year "cashless" warrant (the "Warrant") to purchase 250,000 shares of stock to be earned and issued upon acceptance by the company of a firm financing commitment from a CSC funding sources. Such


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warrants will carry a strike price of $.42 per warrant. The 250,000 shares issuable upon exercise of the Warrant shall hereinafter be referred to as the "Shares."

4.   Costs and Expenses

CSC shall be entitled to be reimbursed for all agreed-upon third-party and out-of-pocket expenses, as pre-approved in writing, that CSC may incur in the performance of services under this Agreement. Such reimbursement shall be in addition to any fees otherwise earned by CSC hereunder, and shall be paid by the Company within (30) days of receipt of CSC's statement of costs invoice.

5.   Payment of Fees

In the instance of financings secured for the benefit of SURECARE, the cash fees shall be paid concurrently and proportionately as funds are received by SURECARE. The warrant fee is to be paid upon the execution of a firm financing commitment by the Company. The underlying capital stock to which the warrant applies, or which shall be or has been issued pursuant to this Agreement, shall have piggyback registration provisions and rights as of the date of this Letter Agreement.

6.   Indemnification

The Company hereby agrees that it will indemnify and hold harmless CSC and each director, officer, shareholder, employee or representative from and against any and all loss, claim, damage, liability, costs or expenses arising out of or based upon: (i) any breach or inaccuracy of the representations of SURECARE contained in the Descriptive Memorandum, (ii) breach or inaccuracies of the representation of SURECARE contained in this Agreement, and/or the definitive documentation with Sources that results from the Agreement, (iii) any claims made by any finders, brokers, agents, advisors or other similar party claiming compensation for the transactions described herein, and (iv) any SURECARE stockholder, creditor, option-holder and/or contingent or actual investor claims as against CSC. Not withstanding the foregoing provisions of this paragraph, any amount incurred or paid by SURECARE, which has been determined by a court of competent jurisdiction to have been the direct result of the gross negligence, bad faith, or willful misfeasance of CSC or any of their direct employees will be reimbursed by CSC to SURECARE immediately.

Promptly after receipt of notice by SURECARE of the commencement of any claim or action made against SURECARE in which CSC or any of its employees been named, SURECARE shall notify CSC and SURECARE shall assume the defense thereof with counsel reasonably satisfactory to CSC.

SURECARE further agrees that it will not, without prior written notice, consent to settle, compromise or agree to the entry of any judgment, unless such settlement, compromise or agreement includes an unconditional, irrevocable release of CSC and each director,


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officer, shareholder, employee or representative, from and against any and all liability arising out of said legal action.

7.   No Modifications

This agreement shall not be modified without the prior written consent of all parties hereto.


8.   Investment Representations


     A. Access to Information. The Company represents and warrants that, on a timely basis, it will provide CSC access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects. The Company represents that it will provide CSC with a copy of the Company's most recent Annual Report on Form 10-KSB and any subsequent filings required or filed under the rules and regulations promulgated under the Securities Act or the Securities Exchange Act of 1934 as amended (the "Exchange Act"), if any (the "Disclosure Documents"). The Company represents that it has provided and will continue to provide CSC with any information or documentation necessary to verify the accuracy of the information contained in the Disclosure Documents and will promptly notify CSC upon the filing of any registration statement or other periodic reporting documents filed pursuant to the rules and regulations of the Securities Act or the Exchange Act.

     B. Issuance of Securities. The Company agrees that during the term of this Agreement, without the prior written consent of CSC, which consent shall not be unreasonably withheld, it will not issue any shares of its common stock or other securities convertible into or exercisable into shares of common stock or dilute the common equity of the company in any fashion.

     C. Current Filings. The Company represents and warrants that it has filed all forms and reports required by the Securities Act or Exchange Act during the past twelve-month period and will continue to do so during the term of this Agreement.

     D. Press Releases. The Company must have CSC approve any press releases and/or any other materials that contain the use of the CSC or Laconia names.


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     E.   In the event that any written statement, present or future, financial balance sheet, implied contract for service or product to be delivered or any part thereof proves to be materially fraudulent, CSC shall be entitled to a penalty payment of Sixty Thousand Dollars ($60,000.00) to be paid immediately commencing upon discovery by CSC or an entity introduced by CSC. CSC shall also be entitled to free trading shares equal in quantity to the warrants referenced in Section 3. Fees and Penalties.

9.   Arbitration

In the event of a dispute, the parties agree that this Agreement shall be resolved by arbitration in accordance with the requirements of the American Arbitration Association in Boston, Massachusetts, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

10.  Best Efforts and Performance of Duties

This Letter Agreement shall not be construed to be a commitment of financing. CSC shall use its best efforts only to secure financing for the Company. CSC shall have the discretion to determine the amount of time necessary to perform the services hereunder. CSC reserves the right to retain the services of a third party in connection with the services to be rendered hereunder. Nothing in this Agreement shall be construed to limit or restrict CSC in conducting such business with respect to others, or in rendering such advice to others. CSC shall hold all non-public Company information confidential and release to only those parties that are affiliated with CSC and are under non-disclosure agreements.

11.  Overdue Payments

In the event that any payment due CSC under this Letter Agreement shall not be made when due, interest shall accrue on the unpaid balance of such overdue payments at the rate of 12% per annum until paid.

12.  Standard of Care

CSC, including any person or entity working for or on behalf of CSC, shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company, or for any acts or omissions of any kind, unless caused by the gross negligence or intentional misconduct of CSC or any person or entity acting for or on behalf of CSC.


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13.  Acceptance


This offer to provide investment banking services shall be null and void if not accepted in writing and returned to Chapman, Spira, & Carson, Inc. by April 14, 2002.

If the foregoing correctly sets forth the understanding between SURECARE, the Principal, and CSC and is the entire agreement between the signatories and shall supersede any and all prior agreements whether verbal or written, please sign in the spaces below, whereupon this Letter Agreement shall constitute a binding agreement. We are very enthusiastic about your Company and look forward to working with you towards your future growth and success.


/s/ ROBERT TEAGUE
--------------------------------------------------------------------------------
MediQuik Services Inc.

Robert Teague,
Chief Executive Officer


READ AND AGREED TO AS OF APRIL 12, 2002


/s/ DAVID MORANO
----------------------------
David Morano
Chapman Spira and Carson LLC


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AMENDMENT


Mediquik Services, Inc. (the "Company") and Chapman Spira and Carson, LLC ("CSC") have entered into an Agreement dated April 10, 2002 (the "Agreement"), paragraph 3 of such Agreement sets forth the fee which the Company has agreed to pay CSC for its services, including introduction to a financing source, (the "Lender"), as follows: "SURECARE shall pay CSC eight percent (8%) of the gross amount of capital raised for the first million dollars or any part there of, six and one half percent (6.5%) for the second and third million dollars or any part there of, and five percent (5%) for all dollars thereafter."

It is hereby agreed by the parties that the Company shall direct the Lender to directly pay to CSC such fees as are earned and payable to CSC in accordance with the Agreement. By execution of this Amendment, Mediquik Services, Inc, hereby authorizes and directs the Lender to first pay CSC the amount of such fees as are determined by the formula set forth above and in paragraph 3 of the Agreement and to thereafter remit the balance of funds being loaned to the Company to the account of Mediquik Services, Inc.

This Amendment modifies the Agreement and confirms all other terms and conditions in the Agreement are in full force and effect.

Date this 1st day of May, 2002:


   Mediquik Services, Inc.                      Chapman, Spira and Carson, LLC


By: /s/ ROBERT TEAGUE                           By: /s/ ROBERT A. SPIRA
    -----------------                               -------------------
Name: Robert Teague                             Robert A. Spira
Title: CEO                                      Chairman